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                                  EXHIBIT 8.1
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                                 June 11, 1996


Flordeco, Ltd.
c/o Investors Trust, Inc.
3591 Fowler Street
Fort Myers, Florida  33901


Gentlemen:

         We have acted as counsel to Flordeco, Ltd., a Florida limited partnership (the "Partnership"), in connection with the proposed offering by the Partnership, and the acquisition by limited partners ("Limited Partners"), of a minimum of 100 units ("Minimum Offering") and a maximum of 1,000 units ("Maximum Offering") of the Partnership's limited partnership interests ("Units") at a price of $12,000 per Unit, payable in cash and notes. The Units will be offered for sale on a best-efforts basis and will be self-underwritten by the Partnership. The Partnership intends to make equity investments in a diversified portfolio of income producing properties located primarily in Southwest Florida (collectively, the "Properties"), as described in the Partnership's prospectus (the "Prospectus") which is made part of the Partnership's registration statement, as amended (the "Registration Statement"), as filed with the Securities and Exchange Commission on June 11, 1996, prepared in connection with the offering of Units in the Partnership. This opinion supercedes any previously rendered opinions by our firm with respect to the Partnership.

         Capitalized terms used herein and not otherwise defined in this opinion shall have the meanings ascribed to them in the Partnership Agreement.

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

         1. The Limited Partnership Agreement of the Partnership, dated March 19, 1996 (the "Partnership Agreement");

         2. The form of Amended and Restated Agreement of Limited Partnership of the Partnership ("Amended Agreement");

         3. The Affidavit and Certificate of Limited Partnership of the Partnership filed with State of Florida Department of State on March 19, 1996, as amended (the "Certificate");
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         4.      The Certificate of Fact regarding the active status of the
                 Partnership issued by the Secretary of State of the State of Florida dated June 10, 1996;

         5.      The Registration Statement and Prospectus; and

         6. Such other documents and instruments as we have considered necessary for purposes of rendering the opinions hereinafter set forth.

         In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents.

         As to any factual matters pertaining to any of the opinions expressed below, which were not independently established or verified by us, we have relied upon the representations and statements of Investors Trust, Inc., a Florida corporation ("General Partner"), the Partnership, and their respective officers, directors, representatives, and authorized agents.

         In rendering our opinion, we have made the following assumptions which you have specifically authorized us to rely upon and assume as correct, and we have relied upon and assumed as correct:

         (a)     We have assumed for purposes of this opinion generally that
                 (i) the Partnership has an objective to carry on business for profit and divide the gains therefrom; (ii) the Partnership has taken, and will in the future continue to take, all action necessary under the laws of Florida and any other applicable jurisdiction to permit it to conduct business in those states as a partnership as contemplated by the Partnership Agreement; and (iii) the offer and sale of the Units have been made in strict compliance with the terms of the Prospectus.

         (b) We also have assumed that (i) the Partnership will keep its books on the accrual basis as it is required to do under the terms of the Partnership Agreement, (ii) income, gains, losses, and deductions of the Partnership each year will be computed in accordance with the applicable provisions of the Code and the regulations promulgated thereunder, and (iii) no actions will be taken by the Partnership or by any of the Partners after the date of this opinion which would have the effect of changing the tax results set forth below.

         (c) We have assumed that the Partnership Agreement has been duly executed and the Certificate of Limited Partnership and all amendments thereto have been duly executed and filed.
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         The opinions set forth herein are based upon currently existing statutes, rules, regulations, and judicial decisions, and might be altered by future changes in any of the foregoing. In addition, the opinions set forth below relating to tax matters must be read in conjunction with our analysis of the relevant facts and legal authorities concerning these issues set forth in the section of the Prospectus entitled "Federal Income Tax Considerations" and all the qualifications, limitations, and restrictions set forth therein are incorporated herein by reference.

         Based upon the foregoing and the discussion in the "Federal Income Tax Considerations" Section of the Prospectus, and in reliance thereon, and subject to the limitations, qualifications, and exceptions set forth herein, we are of the opinion that under current Florida law:

         1. The Partnership is a duly organized and validly existing limited partnership under the Florida Revised Uniform Limited Partnership Act (the "Florida RULPA").

         2. Upon execution of the Amended Agreement, the issuance of the Units will be duly authorized and, when the Units are sold, paid for in full, and issued as contemplated by and under the terms of the Amended Agreement and the Registration Statement, the Units will be validly issued and fully paid.

         3. Assuming that the Limited Partners comply with all the terms of their Subscription Agreements and the Partnership Agreement, the Limited Partners will not have any personal liability to contribute money to, or with respect to the liabilities or obligations of, the Partnership, except to the extent of their respective Capital Contributions (as defined by the Partnership Agreement). If, however, in addition to the exercise of his rights and powers as a limited partner, a Limited Partner participates in the control of the business of the Partnership, the Limited Partner may become jointly and severally liable as a general partner. If a Limited Partner receives the return of any part of its contribution without violation of the Partnership Agreement or the Florida RULPA, the Limited Partner will be liable to the Partnership for a period of one year thereafter for the amount of the returned contribution, but only to the extent necessary to discharge the Partnership's liabilities to creditors who extended credit to the Partnership during the period the contribution was held by the Partnership. If a Limited Partner receives the return of any part of its contribution in violation of the Partnership Agreement or Florida RULPA, the Limited Partner will be liable to the Partnership for a period of six years thereafter for the amount of the contribution wrongfully returned. A Limited Partner receives a return of his contribution to the extent that a distribution to such Limited Partner, reduces his share of the fair value of the net assets of the Partnership below the value, as set forth in the partnership records required to be kept under Florida RULPA, of his contribution which has not been distributed to him. Furthermore, a Limited Partner will be liable to the Partnership for the return of distributions made
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                 to him by the Partnership in violation of the Partnership
                 Agreement. Finally, a Limited Partner may be liable for the return of distributions made to him by the Partnership under applicable laws including, but not limited to, federal bankruptcy and state creditor protection laws.

         Further, based upon and subject to the foregoing and the discussion in the "Federal Income Tax Considerations" section of the Prospectus, we are of the opinion that for federal income tax purposes under current law:

         1. The Partnership, as currently constituted under the Partnership Agreement, will be classified as a partnership and not as an association taxable as a corporation.

         2. It is more likely than not that the allocations of taxable income and taxable loss to the Limited Partners, as provided the Partnership Agreement, are permissible under Section 704(b) of the Code.

         In the preparation of the Prospectus and in rendition of this opinion, we have sought to adhere to certain relevant professional standards embodied in federal regulations and in American Bar Association Formal Opinion 346, regarding the rendition of tax opinions. These standards direct a lawyer issuing certain tax opinions to consider all material tax issues and to address fully and fairly in the offering materials all of the material tax issues which involve the reasonable possibility of a challenge by the Internal Revenue Service. We believe that we have addressed those federal income tax issues that have a material effect on the Limited Partners. We have reviewed the summary of federal income tax considerations and tax risks to potential Limited Partners set forth in the Prospectus and, to the extent such summaries involve matters of law, we are of the opinion that such the statements of law regarding such matters are accurate in all material respects under the Code, Regulations, and existing interpretations thereof, and that they address fairly the principal aspects of each material federal income tax issue relating to an investment in the Partnership by an individual resident or a tax-exempt entity of the United States.

         Although we are not providing an opinion with respect to the deductibility or treatment of certain items or the amount of allowable losses that may be generated by the Partnership, we believe that substantially more than a majority of the material tax benefits, in terms of their financial impact on a typical Limited Partner as contemplated by the Prospectus, more likely than not will be realized if challenged by the Internal Revenue Service. A number of questions raised in the Prospectus, however, including matters on which we have expressed an opinion, have not been definitely answered by statute, regulations, rulings, or court decisions. Moreover, with respect to some of these matters, existing precedents provide little guidance.
Prospective Limited Partners must review these matters independently with their own tax advisers.
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         The opinions set forth above are subject to the following exceptions:

         (i) We are lawyers admitted to practice law in the State of Florida and accordingly, except for the laws of the State of Florida and the United States, we express no opinion with respect to any other jurisdiction, nor do we express any opinion as to the adequacy or accuracy of the disclosures, if any, made by the General Partner, the Partnership, or any of their representatives or agents.

         (ii) Without limiting the generality of the foregoing, we express no opinion as to the applicability of, or compliance with, general bankruptcy or insolvency laws or regulations, environmental laws or regulations or, except to the extent expressly provided above, the securities laws of the United States or of any state or other jurisdiction.

         This opinion is limited to the laws in effect as of the date hereof, and we have no obligation to update our opinion.

         This opinion is rendered pursuant to the request of the General Partner, solely for your benefit in connection with the offer and sale of the Units, and may not be relied upon by the any other person, including, without limitation, any governmental agency, for any purpose, and may not be quoted or reproduced in any respect or other document without the prior written consent of this firm. It should be noted that this opinion is rendered only with regard to the matters set forth above. No opinions other than those appearing in the Prospectus or this letter are intended, nor should any be inferred.

         We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement and to the reference to the use of our name under the captions "Risk Factors - Tax Risks", "Federal Income Tax Considerations and "Experts" in the Prospectus constituting a part of such Registration Statement. This consent shall not be construed to cause our firm to be within the category of persons whose consent is required to be filed pursuant to Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

                                        Very truly yours,

                                        Carlton, Fields, Ward, Emmanuel,
                                          Smith & Cutler, P.A.



                                        /s/ Richard A. Denmon
                                        --------------------------------------
                                        By:      Richard A. Denmon